EXHIBIT 99.1

MATERION CORPORATION REPORTS FIRST QUARTER EARNINGS

REVISES OUTLOOK FOR THE YEAR

MAYFIELD HEIGHTS, Ohio — April 26, 2012 — Materion Corporation (NYSE:MTRN) today reported stronger than expected results for the first quarter 2012 and revised its earnings outlook for the year.

The Company reported net income for the quarter of $6.1 million, or $0.30 per share, diluted, on sales of $353.6 million.

FIRST QUARTER 2012 RESULTS

Sales for the first quarter were $353.6 million, down $21.2 million, or approximately 6%, compared to sales of $374.8 million for the first quarter of 2011. Higher pass-through metal prices increased sales in the first quarter by $16.3 million compared to the same period last year. Net of pass-through metal prices, sales were down approximately 10% year over year. Weaker demand from consumer electronics, telecom infrastructure and automotive electronics contributed to the decline in sales.

Comparing sequentially to the fourth quarter of 2011, first quarter 2012 sales were up $19.2 million, or approximately 6%, from $334.4 million. Coming off a weaker fourth quarter of 2011, order entry gained strength in the first quarter of 2012, reflecting stronger demand from the consumer electronics, industrial components and commercial aerospace, oil and gas, medical and automotive electronics markets. The improvement has continued into the early part of the second quarter.

Net income for the first quarter was $6.1 million, or $0.30 per share, diluted, compared to net income of $11.8 million, or $0.57 per share, diluted, for the first quarter of the prior year. The reduction in net income is due primarily to the lower sales volume and a weaker product mix.

ACQUISITION

In March 2012, the Company acquired all of the outstanding shares of Aerospace Metal Composites Limited (AMC) located in Farnborough, England, for approximately $3.3 million net of cash received. AMC is a producer of high performance metal matrix composites that are sold into the automotive, aerospace and defense and other markets. These products and technologies complement the Beryllium and Composites business segment.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

The Advanced Material Technologies’ segment sales for the first quarter of 2012 were $241.8 million, or 6% lower, compared to sales of $256.6 million in the first quarter of 2011. Excluding the impact of higher metal prices, sales declined $33.4 million, or approximately 13%, in the first quarter 2012 compared to the first quarter of 2011. The sales decline is largely due to lower demand from the consumer electronics market for semiconductor and wireless product applications. However, demand from these markets improved in the first quarter of 2012 from the low levels of the fourth quarter of 2011. Sequentially, sales were up in the first quarter compared to the fourth quarter by approximately 4%. In addition, demand for medical applications increased in the first quarter of 2012. During the first quarter, order entry improved by 7% over the fourth quarter of 2011.

Operating profit for the first quarter of 2012 was $5.3 million, compared to an operating profit of $10.7 million for the first quarter of 2011. Operating profit was negatively impacted by the lower sales volume, a weaker product mix and the recent acquisition of EIS Optics Limited.

Performance Alloys

Performance Alloys’ sales for the first quarter of 2012 were $75.2 million compared to the first quarter of 2011 sales of $84.4 million, down 11%. Metal price pass-through accounted for $2.3 million of the lower sales compared to the first quarter of 2011. The majority of the decline in sales is due to weakness in the consumer electronics market. Our sales in this market segment declined 25% compared to the first quarter of 2011. Sales for the first quarter of 2012 were up $2.7 million, or approximately 4%, compared to sales in the fourth quarter of 2011 of $72.5 million. The Company’s ToughMet sales to the industrial components and commercial aerospace market continued to grow by double digits during the first quarter of 2012. Order entry has improved over the fourth quarter of 2011 by approximately 36%.

Operating profit for the first quarter was $6.3 million compared to an operating profit of $8.8 million in the first quarter of 2011. The decline in operating profit is due to the lower sales volume and unfavorable product mix offset, in part, by improved pricing.

Beryllium and Composites

Beryllium and Composites’ sales for the first quarter of 2012 were $16.1 million, up 16% compared to first quarter 2011 sales of $14.0 million. The higher sales are attributable to stronger demand from the defense and science markets. Sales for the first quarter were up sequentially by approximately 19% from the fourth quarter 2011 sales of $13.5 million. Order entry during the first quarter was the highest quarterly total since the fourth quarter of 2010.

The operating loss for the first quarter of 2012 was $1.3 million, which compares to an operating profit of $0.1 million for the first quarter of 2011. The reduction in operating profit for the first quarter of 2012 is due to an unfavorable product mix, higher material costs and manufacturing inefficiencies caused by lower production volumes. The first quarter 2012 results included higher operating costs associated with the start-up of the new beryllium pebble plant. The higher operating costs will continue into the second quarter as the pebble plant ramps up production volumes through the second quarter of 2012.

Technical Materials

Technical Materials’ sales for the first quarter of 2012 were $20.4 million, up approximately 4%, compared to $19.7 million for the same period of last year. The majority of the increase is from stronger demand for disk drive materials. Sales in the first quarter of 2012 were up 35% sequentially from the fourth quarter of 2011.

Operating profit for the first quarter of 2012 was $1.9 million compared to an operating profit of $2.2 million for the same period of last year.

OUTLOOK FOR 2012

Order entry increased approximately 12% during the first quarter of 2012 following a significant decline in the second half of 2011. The improvement came from stronger demand in the consumer electronics, industrial components and commercial aerospace, oil and gas, medical and automotive electronics markets. While improving, demand levels have not yet returned to the record levels that were seen in the first half of 2011.

Significant progress has been made in resolving the startup issues of the new beryllium facility, and it is anticipated that the output of the plant will meet production demands through 2012. As expected, the Company will experience additional costs in the second quarter in completing the startup phase of this facility. In addition, the Company will be taking a charge in the second quarter related to a planned shutdown of its Newburyport, Massachusetts facility. The customers served from this facility are located primarily in Asia and will be served in the future from the Company’s operation in Singapore. The costs related to the start-up of the beryllium plant, the shutdown of the Newburyport facility, as well as the costs related to the integration of the acquisition of EIS Optics Limited, are expected to negatively impact second quarter 2012 results by up to $0.10 per share.

The global macroeconomic environment remains mixed with short visibility, and the order rate is not as strong going into the second quarter as the Company had initially anticipated. Therefore the Company is now revising its earnings outlook for 2012 to the range of $1.95 to $2.10 per share from the previously announced range of $2.05 to $2.25 per share.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “After a weaker second half in 2011, we are off to a good start for the first quarter 2012. Although I have been disappointed in the slower than anticipated startup of the new beryllium facility, I am encouraged by the recent progress we have made with the corrective actions taken to get the facility back on track to meet 2012 production levels. While I remain cautious about the global economic environment for the balance of 2012, I am encouraged by the sequential improvement in order entry that we are seeing as well as our new product introductions and do expect sequential improvement in our earnings as the year progresses.”

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 11:00 a.m. Eastern Time, April 26, 2012. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-9210, callers outside the U.S. can dial (201) 689-8049. A replay of the call will be available until May 11, 2012 by dialing (877) 660-6853 or (201) 612-7415; please reference Account Number 286 and Conference ID 388589. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial and commercial aerospace, defense and science, energy, medical, automotive electronics, telecommunications infrastructure and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for 2012;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating acquired businesses, including EIS Optics Limited and Aerospace Metal Composites Limited;

•	Our success in moving the Newburyport, Massachusetts operations to Singapore;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;

•	The availability of adequate lines of credit and the associated interest rates;

•	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

•	Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities and acts of God;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

•	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand; and

•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

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Investor Contact:	Media Contact:

Michael C. Hasychak (216) 383-6823 mike.hasychak@materion.com	Patrick S. Carpenter (216) 383-6835 patrick.carpenter@materion.com

http://www.materion.com

Materion Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	Mar. 30,	Dec. 31,
(Thousands)	2012	2011
Assets
Current assets
Cash and cash equivalents	$15,146	$12,255
Accounts receivable	139,372	117,761
Other receivables	2,129	4,602
Inventories	188,972	187,176
Prepaid expenses	40,680	39,739
Deferred income taxes	9,326	9,368

Total current assets	395,625	370,901
Related-party notes receivable	51	73
Long-term deferred income taxes	12,857	11,627
Property, plant and equipment — cost	761,471	753,326
Less allowances for depreciation,
depletion and amortization	(499,206)	(489,513)

Property, plant and equipment — net	262,265	263,813
Intangible assets	32,923	34,580
Other assets	7,948	7,073
Goodwill	84,641	84,036

Total assets	$796,310	$772,103

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$58,055	$40,944
Accounts payable	30,380	39,385
Other liabilities and accrued items	45,827	56,309
Unearned revenue	2,252	3,033
Income taxes	2,117	—

Total current liabilities	138,631	139,671
Other long-term liabilities	15,999	16,488
Retirement and post-employment benefits	103,505	105,115
Unearned income	63,104	62,540
Long-term income taxes	1,793	1,793
Deferred income taxes	855	51
Long-term debt	60,320	40,463
Shareholders’ equity	412,103	405,982

Total liabilities and shareholders’ equity	$796,310	$772,103

See Notes to Consolidated Financial Statements.

Materion Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	First Quarter Ended
	Mar. 30,	Apr. 1,
(Thousands, except per share amounts)	2012	2011
Net sales	$353,630	$374,805
Cost of sales	304,212	319,005

Gross margin	49,418	55,800
Selling, general and administrative expense	32,654	31,642
Research and development expense	3,092	2,410
Other-net	3,788	3,671

Operating profit	9,884	18,077
Interest expense-net	698	585

Income before income taxes	9,186	17,492
Income tax expense	3,068	5,674

Net income	$6,118	$11,818

Basic earnings per share:
Net income per share of common stock	$0.30	$0.58

Diluted earnings per share:
Net income per share of common stock	$0.30	$0.57

Weighted-average number of shares of common stock outstanding
Basic	20,370	20,356
Diluted	20,707	20,796
See Notes to Consolidated Financial Statements.